UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2016

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-179311	45-3864597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

48 Wall Street - Suite 1100

New York, New York 10005

(Address of principal executive offices, including zip code)

646-205-1603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “Company,” “we,” “us,” and “our” refers to Tyme Technologies, Inc. and, unless the context indicates otherwise, its direct and indirect subsidiaries, Tyme Inc. (“Tyme”) and Luminant Biosciences, LLC, on a consolidated basis.

Item 3.02  Unregistered Sales of Equity Securities.

Pursuant to a Securities Purchase Agreement, dated as of February 2, 2016 (the “Securities Purchase Agreement”), for the aggregate consideration of $3,100,000, we sold and issued to a total of two individuals an aggregate of: (x) 775,000 shares (each, a “Share”) of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company and (y) 461,384 common stock purchase warrants (each, a “Warrant”). Each Warrant entitles its holder to purchase one share of Common Stock (each, a “Warrant Share”) at an initial exercise price of $5.00 per Warrant Share (subject to adjustment) at any time during the period commencing on February 2, 2016 and terminating on the tenth anniversary of such date. No registration rights were granted to the purchasers of the Shares and Warrants (collectively, the “Securities”).

We believe that the sale and issuance of the Securities were, and any issuance of Warrant Shares upon the exercise of the Warrants will be, exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as the sale and issuance is a transaction by an issuer not involving any public offering.

As an exhibit to the Securities Purchase Agreement, we provided the two purchasers with a list of risk factors that are applicable to our Company, our business, operations, drug candidates, regulatory matters affecting us and our Common Stock.

Item 9.01  Financial Statements and Exhibits.

Set forth below is a list of the exhibits to this Current Report on Form 8-K.

Exhibit Number	Description

4.1

Form of Warrant Certificate, dated as of February 2, 2016. [Included as Exhibit A to the Securities Purchase Agreement, dated as of February 2, 2016, being filed as Exhibit 10.1 to this Current Report on Form 8-K.]

10.1	Form of Securities Purchase Agreement, dated as of February 2, 2016, among Tyme Technologies, Inc. and the purchaser parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: February 5, 2016	By:	/s/ Steve Hoffman
Steve Hoffman President and Chief Executive Officer